Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                   THCG, INC.,

                            COAST ACQUISITION CORP.,

                               MERCURY COAST INC.

                                     AND THE

                       STOCKHOLDERS OF MERCURY COAST INC.




                             DATED DECEMBER 29, 1999

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                                TABLE OF CONTENTS

                                                                            Page
                                                                           ----
ARTICLE 1         THE MERGER.................................................1

   SECTION 1.1       The Merger..............................................1
   SECTION 1.2       Closing.................................................2
   SECTION 1.3       Effective Time..........................................2
   SECTION 1.4       Effects of the Merger...................................2
   SECTION 1.5       Certificate of Incorporation............................2
   SECTION 1.6       By-laws.................................................2
   SECTION 1.7       Directors and Officers..................................3

ARTICLE 2         CONVERSION OF CAPITAL STOCK OF THE CONSTITUENT
                  CORPORATIONS...............................................3

   SECTION 2.1       Effect on Capital Stock.................................3
   SECTION 2.2       Exchange of Certificates................................3
   SECTION 2.3       Tax Consequences........................................5

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF THE CONTROLLING
                  STOCKHOLDERS...............................................6

   SECTION 3.1       Authority; No Conflict..................................6
   SECTION 3.2       Ownership of Shares.....................................6
   SECTION 3.3       Legal Proceedings.......................................7
   SECTION 3.4       Investment Representations of the Controlling
                     Stockholders............................................7

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............8

   SECTION 4.1       Organization and Qualification; Subsidiaries............8
   SECTION 4.2       Capitalization of the Company...........................8
   SECTION 4.3       Authority Relative to this Agreement; Board Action......9
   SECTION 4.4       Consents and Approvals; No Violations...................10
   SECTION 4.5       Financial Statements....................................10
   SECTION 4.6       No Undisclosed Liabilities; Absence of Changes..........11
   SECTION 4.7       No Litigation...........................................11
   SECTION 4.8       Compliance with Applicable Law..........................12
   SECTION 4.9       Employees...............................................12
   SECTION 4.10      Employee Benefits and ERISA.............................12
   SECTION 4.11      Environmental Laws and Regulations......................13
   SECTION 4.12      Tax Matters.............................................13
   SECTION 4.13      Material Contracts......................................14
   SECTION 4.14      Title to Properties; Encumbrances.......................15
   SECTION 4.15      Condition and Sufficiency of Assets.....................15
   SECTION 4.16      Intellectual Property...................................16
   SECTION 4.17      Year 2000...............................................16
   SECTION 4.18      Securities Owned........................................16


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                                                                            Page
                                                                            ----
   SECTION 4.19      Brokers.................................................16
   SECTION 4.20      Insurance...............................................16
   SECTION 4.21      Transactions with Affiliates............................17
   SECTION 4.22      Books and Records.......................................17
   SECTION 4.23      Disclosure..............................................17

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF THCG AND NEWCO...........18

   SECTION 5.1       Organization and Qualification; Subsidiaries............18
   SECTION 5.2       Capitalization..........................................18
   SECTION 5.3       Authority Relative to this Agreement; Board Action......18
   SECTION 5.4       SEC Filings.............................................19
   SECTION 5.5       Consents and Approvals; No Violations...................19
   SECTION 5.6       Absence of Changes......................................20
   SECTION 5.7       No Litigation...........................................20
   SECTION 5.8       Ownership of Newco......................................20
   SECTION 5.9       Brokers.................................................21
   SECTION 5.10      Disclosure..............................................21

ARTICLE 6         COVENANTS..................................................21

   SECTION 6.1       Conduct of Business of the Company......................21
   SECTION 6.2       Employment Agreements...................................23
   SECTION 6.3       Covenant Not to Compete and Other Covenants.............24
   SECTION 6.4       Press Releases..........................................24
   SECTION 6.5       Access to Information; Confidentiality..................24
   SECTION 6.6       Commercially Reasonable Efforts; Further Action.........24
   SECTION 6.7       Notification of Certain Matters.........................25
   SECTION 6.8       Tax Treatment...........................................25
   SECTION 6.9       Board Representation....................................25
   SECTION 6.10      Appointment of Officers.................................25
   SECTION 6.11      Committee Appointments..................................26
   SECTION 6.12      Satisfaction of Liabilities.............................26
   SECTION 6.13      Agreements with Respect to Affiliates...................26

ARTICLE 7         CONDITIONS TO CONSUMMATION OF THE MERGER...................26

   SECTION 7.1       Conditions to the Obligations of the Company............26
   SECTION 7.2       Conditions to the Obligations of THCG and Newco.........28

ARTICLE 8         TERMINATION; AMENDMENT; WAIVER; FEES AND EXPENSES..........29

   SECTION 8.1       Termination.............................................29
   SECTION 8.2       Procedure for and Effect of Termination.................30
   SECTION 8.3       Amendment; Extension Waiver.............................30

                                      -ii-

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                                                                            Page
                                                                            ----

   SECTION 8.4       Fees and Expenses.......................................30

ARTICLE 9         INDEMNIFICATION............................................31

   SECTION 9.1       Survival of Representations and Warranties..............31
   SECTION 9.2       Indemnification by the Company and the Controlling
                     Stockholders............................................31
   SECTION 9.3       Indemnification by THCG or Newco........................32
   SECTION 9.4       Procedure for Indemnification...........................32
   SECTION 9.5       Limitation on Remedies..................................33

ARTICLE 10        MISCELLANEOUS..............................................33

   SECTION 10.1      Entire Agreement; Assignment............................33
   SECTION 10.2      Notices.................................................34
   SECTION 10.3      Parties in Interest.....................................34
   SECTION 10.4      Severability............................................35
   SECTION 10.5      Counterparts............................................35
   SECTION 10.6      Interpretation..........................................35
   SECTION 10.7      Governing Law and Venue.................................35
   SECTION 10.8      Waiver of Jury Trial....................................35
   SECTION 10.9      Certain Definitions.....................................36

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated December 29, 1999 (this "Agreement"), by and among (i) THCG, Inc., a Utah corporation ("THCG"), (ii) Coast Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of THCG ("Newco"), (iii) Mercury Coast Inc., a Delaware corporation (the "Company"), and (iv) Larry Smith, Ed Tedeschi and Michael Gegenheimer (collectively, the "Controlling Stockholders"), who together own of record and beneficially 100% of the issued and outstanding shares of Company Common Stock (as hereinafter defined). Certain other capitalized terms used in this Agreement have the meanings given them in Section 10.9.

                  WHEREAS, the boards of directors of THCG, Newco and the Company, deeming it advisable and in the best interests of their respective stockholders, have each approved this Agreement pursuant to which, among other things, Newco will be merged with and into the Company (the "Merger") on the terms and conditions contained herein and in accordance with the Delaware General Corporation Law (the "DGCL");

                  WHEREAS, the parties hereto intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

                  WHEREAS, pursuant to the Merger, each outstanding share of common stock, no par value, of the Company (the "Company Common Stock") shall be automatically converted into the right to receive the consideration specified in
Article 2 upon the terms and subject to the conditions hereinafter set forth;

                  WHEREAS, upon consummation of the Merger, the Company will be a wholly-owned subsidiary of THCG;

                  WHEREAS, THCG, Newco, the Company and the Controlling Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions precedent to the Merger;

                  NOW, THEREFORE, in consideration of the premises and the respective agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Newco shall be merged with and into the Company. Following the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Mercury Coast Inc."

SECTION 1.2 Closing. The closing of the Merger contemplated hereby shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York (the "Closing") as soon as practicable after all of the conditions to the Closing set forth in Article 7 have been satisfied or waived, unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

SECTION 1.3 Effective Time. As soon as practicable following the Closing, the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL, and (ii) making all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as the parties shall agree and shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

SECTION 1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation. Unless otherwise determined by THCG prior to the Effective Time, at the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, unless and until thereafter changed or amended as provided therein or in accordance with applicable Law.

SECTION 1.6 By-laws. Unless otherwise determined by THCG prior to the Effective Time, at the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, unless and until thereafter changed or amended as provided therein or in the certificate of incorporation of the Surviving Corporation or by applicable Law.

SECTION 1.7 Directors and Officers. At the Effective Time, the directors of Newco immediately prior to the Effective Time (who are identified in Schedule 1.7) shall become the directors of the Surviving Corporation to serve until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time (who are identified in Schedule 1.7) shall become the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

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                                    ARTICLE 2

                         CONVERSION OF CAPITAL STOCK OF
                          THE CONSTITUENT CORPORATIONS

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Newco:

      (a) Conversion of Capital Stock of Newco. Each share of common stock, par value $0.01 per share, of Newco (the "Newco Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      (b)  Conversion  of Company  Common  Stock.  Subject to the  provisions of
Section 2.2, the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for an aggregate of 700,005 shares of common stock, par value $0.01 per share, of THCG (the "THCG Common Stock") as follows: each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 466.67 shares of THGC Common Stock.

      (c) Treasury Shares. Each share of Company Common Stock and each share of Newco Common Stock held in treasury by the Company and Newco, respectively, immediately prior to the Effective Time shall be cancelled and retired and cease to exist, without any conversion thereof.

SECTION 2.2       Exchange of Certificates.

      (a) Exchange Procedures. Promptly, after the Effective Time, THCG shall cause to be delivered to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each a "Certificate") whose shares were converted into the right to receive THCG Common Stock pursuant to Section 2.1(b), against receipt of a Certificate, a certificate evidencing the number of whole shares of THCG Common Stock to which such holder is entitled pursuant to Section 2.1(b), and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time evidenced shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of THCG Common Stock into which such shares of Company Common Stock shall have been so converted pursuant to Sections 2.1(b).

      (b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions or payments declared or made after the Effective Time with respect to shares of THCG Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of THCG Common Stock evidenced thereby until the holder of record of such Certificate shall surrender such Certificate pursuant to

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this Section 2.2.  Subject to applicable  Law,  following  surrender of any such
Certificate, there shall be paid to the record holder of the certificates evidencing whole shares of THCG Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions or payments with a record date after the Effective Time theretofore paid with respect to such whole shares of THCG Common Stock.

      (c) Transfers of Ownership. If any certificate for shares of THCG Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2, and that the Person requesting such transfer will have paid to THCG or any agent designated by it any fees or transfer or other Taxes required by reason of the issuance of a certificate for shares of THCG Common Stock in any name other than that of the registered holder of the THCG Certificate surrendered, or established to the satisfaction of THCG or any agent designated by it that such fees and Taxes have been paid or are not payable.

      (d) No Liability. Notwithstanding anything to the contrary in this Section 2.2, neither the Surviving Corporation nor THCG shall be liable to any holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

      (e) No Further Ownership Rights in Company Common Stock. All shares of THCG Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

      (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, THCG may require, before issuing certificates in respect of the shares of THCG Common Stock evidenced thereby, such affidavits and indemnities and bonds in support thereof as it or any agent designated by it may reasonably require with respect to such loss, theft or destruction.

      (g) Withholding Rights. THCG or any agent designated by it shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as THCG or such agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by THCG or any agent designated by it, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by THCG or such agent.

      (h) No Fractional Shares. Notwithstanding any provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of THCG Common Stock shall be issued in connection with the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fraction of a share of THCG Common Stock pursuant to the provisions of 2.1(b) shall receive one whole share of THCG Common Stock in respect of such fraction. If more than one Certificate shall be surrendered for the account of the same Company Stockholder, the number of whole shares of THCG Common Stock for which such Certificates shall be exchanged pursuant to this Section 2.2 shall be computed on the basis of the aggregate number of shares of Company Common Stock evidenced by such Certificates.

SECTION 2.3 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and the regulations promulgated thereunder. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations with respect to the Merger.

                                    ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF THE CONTROLLING STOCKHOLDERS

         Each Controlling Stockholder separately for himself, but not jointly, represents and warrants to THCG and Newco as to himself as follows:

SECTION 3.1       Authority; No Conflict.

      (a) Such Controlling Stockholder has the right, power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which such Controlling Stockholder is a party, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which such Controlling Stockholder is party, and to perform his obligations under this Agreement and the Transaction Documents to which such Controlling Stockholder is a party. This Agreement has been duly authorized and approved, executed and delivered by such Controlling Stockholder and constitutes a legal, valid, binding and enforceable obligation of such Controlling Stockholder in accordance with its terms, and, at the Closing, each of the Transaction Documents to which such Controlling Stockholder is a party will have been duly authorized and approved, executed and delivered by such Controlling Stockholder and will then constitute a legal, valid, binding and enforceable obligation of such Controlling Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

      (b) Neither the execution, delivery and performance by such Controlling Stockholder of this Agreement or the Transaction Documents to which such
Controlling  Stockholder is a party,  nor the  consummation by such  Controlling
Stockholder  of  the   transactions   contemplated  by  this  Agreement  or  the
Transaction Documents to which such Controlling Stockholder is a party will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any Contract or obligation to which such Controlling Stockholder is a party or by which such Controlling Stockholder's properties or assets are bound.

SECTION 3.2 Ownership of Shares. Such Controlling Stockholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer that number of the shares of Company Common Stock set forth opposite his name in Schedule 4.2(A), free and clear of any and all Liens of any kind or nature whatsoever. Such Controlling Stockholder, together with the other Controlling Stockholders, own 100% of the outstanding Company Common Stock. There are no voting trusts, stockholder agreements or any other Contracts or understandings to which such Controlling Stockholder is a party with respect to the issuance, sale, transfer, voting or registration of the capital stock of the Company.

SECTION 3.3 Legal Proceedings. There is no pending Proceeding against such Controlling Stockholder that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated hereby and by the Transaction Documents and, to the Knowledge of such Controlling Stockholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

SECTION 3.4       Investment Representations of the Controlling Stockholders

      (a) The THCG Common Stock is being acquired by such Controlling Stockholder for his own account, and not for any other Person, for investment only and with no intention of distributing or reselling (and such Controlling Stockholder will not distribute or resell) such THCG Common Stock or any part thereof or interest therein in any transaction that would violate the securities Laws of the United States of America, or any state, without prejudice, however, to the rights of such Controlling Stockholder at all times to sell or otherwise dispose of all or any part of the THCG Common Stock under an effective registration statement or applicable exemption from registration under the Securities Act and any applicable state securities Law, subject to this Agreement and any other Contract to which such Controlling Stockholder is a party. Such Controlling Stockholder has no Contract or arrangement with any Person to sell, transfer or pledge to such Person the THCG Common Stock, any interest therein, or any part thereof, and such Controlling Stockholder has no present plans to enter into any such Contract or arrangement.

      (b) Such Controlling Stockholder is an accredited investor as that term is defined in Rule 501 under the Securities Act, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the THCG Common Stock. Such Controlling Stockholder is able to bear the risks associated with an investment in the THCG Common Stock.

      (c) Such Controlling Stockholder has read this Agreement and all other documents provided by THCG in connection herewith, including the SEC Reports, and fully understands the terms under which the THCG Common Stock is being issued to him pursuant hereto. THCG has made available to such Controlling Stockholder the opportunity to ask questions of and receive answers from THCG concerning THCG, the Merger and the terms and conditions under which the THCG Common Stock will be issued to him and to obtain any additional information which

THCG possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished in connection with this Agreement or in response to any request for information. Such Controlling Stockholder is satisfied with such answers and information.

      (d) Such Controlling Stockholder agrees that, so long as required by Law, certificates evidencing the THCG Common Stock and any securities issued in exchange for or in respect thereof shall bear a legend to the following effect:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS."

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company and the Controlling Stockholders, jointly and severally, hereby represent and warrant to THCG and Newco as follows:

SECTION 4.1       Organization and Qualification; Subsidiaries.

      (a) Each of the Company and the Company Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. Except for the Company Subsidiaries and except as disclosed on Schedule 4.19, the Company has never had, nor does it presently have, any Subsidiaries, nor has it owned, nor does it presently own, any capital stock or other proprietary interest, directly or indirectly, in any company, association, trust, partnership, joint venture or other entity. The Company Subsidiary is a single member, limited liability company organized in the state of New York, the sole member of which is the Company.

      (b) The Company has delivered to THCG true, correct and complete copies of the Organizational Documents of the Company and each of the Company Subsidiaries. The Organizational Documents of the Company and each of the Company Subsidiaries are in full force and effect on the date hereof. Neither the Company nor any Company Subsidiary is in violation of any provision of its Organizational Documents.

SECTION 4.2       Capitalization of the Company.

      (a) The authorized capital stock of the Company consists of (i) 1,500 shares of Company Common Stock, of which 1,500 shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. None of the issued and outstanding shares of Company Common Stock was issued in violation of the registration requirements of any federal or state securities laws. Schedule 4.2(A) sets forth a complete and correct list of all of the Company Stockholders and the number of shares of Company Common Stock owned, of record and beneficially, by each such Company Stockholder. Schedule 4.2(B) sets forth a complete and correct list of (i) the Persons to whom Options have been granted by the Company, (ii) the number of shares of Company Common Stock subject to such Options, (iii) the exercise price for Options held by each such Person, (iv) the number of vested and unvested Options and (v) the termination dates of such Options. Except as set forth on
Schedule 4.2(B) no Options have been granted by the Company to any Person. Except as set forth on Schedule 4.2(A), there are outstanding (i) no shares of capital stock or other voting securities of the Company or any Company Subsidiary, (ii) no securities of the Company or any Company Subsidiary convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company or any Company Subsidiary, (iii) no Options to acquire from the Company or any Company Subsidiary, and no obligations of the Company or any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company or any Company Subsidiary, (iv) no equity equivalents, interests in the ownership or earnings of the Company or any Company Subsidiary or other similar rights (including stock appreciation rights) (the items listed in subclauses (i), (ii), (iii) and (iv) of this sentence being referred to, collectively, as "Company Securities") and (v) no obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth on Schedule 4.2(C), there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any Company Subsidiary, and there is no Contract between the Company, any Company Subsidiary or any Controlling Stockholder, on the one hand, and any Person, on the other hand, with respect to the issuance or transfer of any Company Securities.

      (b) The Company directly owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer all of the issued and outstanding capital stock or interests of each of the Company Subsidiaries, free and clear of any Lien or any other limitation or restriction.

SECTION 4.3 Authority Relative to this Agreement; Board Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the Transaction Documents Agreements to which it is a party. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated by this Agreement and the Transaction Documents to which it is a party have been duly authorized and approved by the board of directors of the Company (the "Company Board") and the stockholders of the Company, and no other corporate proceedings on the part of the Company are, or will be, necessary to authorize this Agreement and the Transaction Documents to which it is a party or to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. Each of this Agreement and each of the Transaction Documents to which the Company is a party have been, or will be at the Closing, assuming the due authorization, execution and delivery of the same by each of the other parties hereto or thereto, duly and validly executed and delivered by the Company and constitutes, or will constitute at the Closing, a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.4       Consents and Approvals; No Violations.

      (a) No filing, registration or submission with or notice to, and no permit, authorization, consent or approval of or with (collectively, "Filings and Approvals"), any Governmental Entity is, or will be, necessary for the execution and delivery by the Company of this Agreement or the Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated by this Agreement or the Transaction Documents to which it is a party, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

      (b) No consent or approval of any third party is, or will be, necessary for the execution and delivery by the Company of this Agreement or the Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated by this Agreement or the Transaction Documents to which it is a party.

      (c) Neither the execution, delivery and performance by the Company of this Agreement or the Transaction Documents to which it is a party, nor the consummation by the Company of the transactions contemplated by this Agreement or the Transaction Documents to which it is a party will (i) conflict with or result in any breach of any provision of the Organizational Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any Contract or obligation to which the Company or any Company Subsidiary is a party or by which their respective properties or assets are bound, or (iii) assuming that all Filings and Approvals have been made or obtained, violate any Law or any Governmental Order applicable to the Company or any Company Subsidiary or their respective properties or assets.

SECTION 4.5 Financial Statements. The financial statements of the Company have never been audited by an independent accounting firm. The unaudited consolidated financial statements of the Company for the period from the inception of the Company through December 20, 1999 (the "Company Financial Statements"), provided to THCG by the Company, were prepared from the books and records of the Company and the Company Subsidiaries and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the respective date thereof and the consolidated results of their operations and cash flows for the period then ended.

SECTION 4.6 No Default. Neither the Company nor any Company Subsidiary is in material violation, breach or default (and no event has occurred which with due notice or the lapse of time or both would constitute a violation, breach or default), after the expiration of all applicable grace periods, of or under any term, condition or provision of (i) the Organizational Documents of the Company or any Company Subsidiary, (ii) any Contract or other obligation to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, or (iii) any Governmental Order applicable to the Company or any Company Subsidiary or any of their respective properties or assets.

SECTION 4.7       No Undisclosed Liabilities; Absence of Changes.

(a) Except as reflected in, reserved against or otherwise described in the Company Financial Statements (including the notes thereto), as of December 20, 1999, neither the Company nor any Company Subsidiary had any Liabilities which would be required by GAAP to be reflected in, reserved against or otherwise described in the Company Financial Statements (including the notes thereto). As of the Closing Date, the Company's Liabilities will not exceed $180,000, in the aggregate, all of which are owed to the Controlling Stockholders (the "Company Liability").

(b) Since December 20, 1999, the business of the Company and the Company Subsidiaries has been carried on only in the ordinary course and in a manner consistent with past practice and there has been no material adverse change in the business, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary has incurred any Liabilities, except in the ordinary course of business and in a manner consistent with past practice. Since December 20, 1999, there has not been (i) any material change by the Company in its accounting methods, principles or practices, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of shares of the capital stock of the Company or any Company Subsidiary or any redemption, purchase or other acquisition of any of the Company Securities, or (iii) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards or similar awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable, or the Company's obligations in respect of any program or arrangement for, officers or other key employees of the Company or any Company Subsidiary.

SECTION 4.8 No Litigation . There is no suit, claim, action, investigation, litigation, arbitration or other proceeding ("Proceeding") pending or, to the Knowledge of the Company or any of the Controlling Stockholders, threatened against the Company or any Company Subsidiary which (a) relates to the business of, or any of the assets or properties owned or used by, the Company or any Company Subsidiary or any of the shares of the Company and which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole, or (b) questions the validity of this Agreement or any Transaction Document to which the Company is a party or any action to be taken by the Company in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document to which the Company is a party or could otherwise prevent, delay, make illegal or otherwise interfere with the consummation of such transactions. Neither the Company nor any Company Subsidiary is subject to any outstanding Governmental Order.

SECTION 4.9       Compliance with Applicable Law.

      (a) The Company and each Company Subsidiary have made or have obtained and hold all material registrations, filings, submissions, certificates, determinations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (collectively, "Permits") necessary for the lawful conduct of their respective businesses. Schedule 4.9 to this Agreement sets forth a complete and accurate list of each Permit that is held by the Company or any Company Subsidiary or that otherwise relates to the business of, or to any of the assets or properties owned or used by, the Company or any Company Subsidiary. With respect to such Permits, (i) the Permits of the Company and any Company Subsidiary are valid and in full force and effect, (ii) neither the Company nor any Company Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Permits, and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or the Transaction Documents to which the Company is a party.

      (b) The businesses of the Company and each Company Subsidiary have been conducted in compliance in all material respects with all applicable Laws. No material investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company or any of the Controlling Stockholders, threatened, nor, to the Knowledge of the Company or any of the Controlling Stockholders, has any Governmental Entity indicated an intention to conduct the same.

SECTION 4.10      Employees.

                  Larry Smith, Ed Tedeschi and Michael Gegenheimer are the only employees of the Company and the Company Subsidiaries. None of Messrs. Smith, Tedeschi, and Geggenheimer is a party to any Contract with the Company or any Company Subsidiary, and none of Messrs. Smith, Tedeschi and Geggenheimer is bound by any Contract with any other Person that is violated or breached by his performance of the services he is performing for the Company or the Company Subsidiaries.

SECTION 4.11 Employee Benefits and ERISA. The Company does not have any employee benefit plan, policy, program, practice, agreement, understanding, arrangement or commitment providing compensation, benefits or perquisites of any kind to any current or former officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company, which is now maintained by, contributed to, by or with respect to which an obligation to contribute exists or existed on the part of any of the Company, its predecessors, or any other trade or business (whether or not incorporated) which, together with the Company, is treated as a single employer under Section 414 of the Code (such other trades or businesses, collectively, the "Commonly Controlled Company Entities") or with respect to which the Company or any Commonly Controlled Company Entity has or may have any liability (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) including all material employment or consulting agreements, incentive, bonus, deferred compensation, pension, profit sharing, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), whether or not subject to ERISA.

SECTION 4.12 Environmental Laws and Regulations. To the extent applicable, the Company and each Company Subsidiary are in compliance, in all material respects, with all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and each Company Subsidiary of all material Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received written notice of, or, to the Knowledge of the Company or any of the Controlling Stockholders, is the subject of, any material action, cause of action, claim, investigation, demand or notice by any Person or entity alleging liability under or non-compliance with any Environmental Law.

SECTION 4.13      Tax Matters.

      (a) The Company and each Company Subsidiary have timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns (as hereinafter defined) required to be filed by them, and have paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves have been established or which are being contested in good faith. There are no claims or assessments pending against the Company or any Company Subsidiary for any alleged deficiency in any Tax, there are no pending or, to the Knowledge of the Company or any of the Controlling Stockholders, threatened audits or investigations for or relating to any liability in respect of any Taxes of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has been notified in writing of any proposed Tax claims or assessments against the Company or such Company Subsidiary (other than claims or assessments for which adequate reserves have been established or which are being contested in good faith or are immaterial in amount).

      (b) For purposes of this Agreement, the term "Tax" shall mean any United States or non-United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Entity, together with any interest or penalty imposed thereon. The term "Tax Return" shall mean a report, return, amended return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Entity with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

      (c) Neither the Company nor any Company Subsidiary is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes other than income Taxes), or is a party to any Tax sharing agreement or any other agreement providing for payments by the Company or any Company Subsidiary with respect to Taxes. There are no outstanding powers of attorney enabling any party to represent the Company or any Company Subsidiary with respect to Tax matters. The Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third Person. Neither the Company nor any Company Subsidiary is a personal holding company within the meaning of Section 542 of the Code. Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for Tax purposes. Neither the Company nor any Company Subsidiary has agreed to nor is required, as a result of a change in method of accounting or otherwise, to include any adjustment under
Section 481 of the Code (or any corresponding provision of state, local or foreign Law) in taxable income. The Company has qualified for and properly elected S corporation status within the meaning of Section 1361(a)(1) of the Code (and any corresponding provisions of state law) with respect to its entire period of existence for federal and state income tax purposes. The Company Subsidiary has not made and will not make an election on Form 8332 to be classified as an association taxable as a corporation. Schedule 4.13(c) contains a list of all jurisdictions to which any Tax is properly payable or in which any Tax Return is required to be filed by the Company and any Company Subsidiary, and no written claim has ever been made by any Tax authority in any other jurisdiction that the Company or its Subsidiary is subject to taxation in such jurisdiction.

SECTION 4.14      Material Contracts.

      (a) Schedule 4.14(a) to this Agreement sets forth a correct and complete list of each of the following Contracts (and all amendments, modifications and supplements thereto and all related letters to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, correct and complete copies of which have been delivered to THCG: (i) each employment, consulting, non-competition, severance or indemnification Contract; (ii) each Contract under which the Company or any Company Subsidiary has a continuing obligation to provide financial advisory or other consulting services; (iii) Contracts granting a right of first refusal or first negotiation; (iv) each partnership or joint venture Contract; (v) each Contract for the acquisition, sale, lease or license of properties or assets of the Company or any Company Subsidiary or by the Company or any Company Subsidiary (by merger, purchase or sale of assets or stock or otherwise), including Contracts to make an investment by the Company or any Company Subsidiary, in which the aggregate amount to be paid or received by the Company or any Company Subsidiary is equal to or in excess of $25,000; (vi) each Contract with any Governmental Entity; (vii) each Contract relating to indebtedness of the Company or any Company Subsidiary or guarantees of indebtedness by the Company or any Company Subsidiary in excess of $25,000;
(viii) each noncompetition, exclusivity or other Contract restricting the ability of the Company or any Company Subsidiary to hire any Person or operate its business as now, or contemplated to be, conducted; (ix) each Contract between the Company or any Company Subsidiary and any of their respective officers, directors, holders of 5% of the outstanding Company Common Stock or other Affiliates of the Company or any Company Subsidiary; (x) each Contract that contains a "change of control" provision; (xi) any Contract which encumbers or places a Lien on any assets of the Company or any Company Subsidiary; and
(xii) all commitments and agreements to enter into any of the foregoing (collectively, the "Company Material Contracts").

      (b) Each Company Material Contract is in full force and effect on the date hereof and there is no material default, after the expiration of all applicable grace periods, under any Company Material Contract either by the Company or any Company Subsidiary or, to the Knowledge of the Company or any of the Controlling Stockholders, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company or any of the Controlling Stockholders, any other party.

      (c) No party to any such Company Material Contract has given notice to the Company or any Company Subsidiary of or made a claim against the Company or any Company Subsidiary with respect to any breach or default thereunder.

SECTION 4.15 Title to Properties; Encumbrances. Except for an oral sublease of a portion of the 14th floor at 105 Madison Avenue, New York, New York, for $10,500 per month, the Company and the Company Subsidiaries do not own, lease or have any other interest in real property. The Company and each Company Subsidiary have good title or other ownership interest in or to all of the properties and assets, real and personal, tangible and intangible, they own or purport to own, including those reflected on their respective books and records and in the Company Financial Statements (except for accounts receivable collected and materials and supplies disposed of in the ordinary course of business consistent with past practice after the date of the Company Financial Statements). All properties and assets owned, leased or used by the Company and any Company
Subsidiary are free and clear of all Liens, except for (a) Liens for current Taxes not yet due, (b) workmen's, common carrier and other similar Liens arising in the ordinary course of business, none of which materially detracts from the value or materially impairs the use of the property or asset subject thereto, or materially impairs the operations of the Company or such Company Subsidiary, (c) Liens disclosed in the Company Financial Statements, and (d) such imperfections of title and other Liens, if any, which do not individually or in the aggregate materially interfere with the value or the use of such properties or assets.

SECTION 4.16 Condition and Sufficiency of Assets. All of the properties and assets owned, leased or used by the Company and any Company Subsidiary are in good operating condition and repair (normal wear and tear excepted), are suitable for the purposes used and are adequate and sufficient for all current operations of the Company and each Company Subsidiary. Following the Effective Time, the Surviving Corporation will be able to conduct the business of the Company and each Company Subsidiary as it was conducted prior thereto.

SECTION 4.17 Intellectual Property. Neither the Company nor any Company Subsidiary owns or licenses or uses in the conduct of its business any patents, copyrights, trademarks, service marks and trade names, including any registrations or applications for registration of any of the foregoing, trade secrets, know-how, proprietary computer software programs or applications, Internet domain names or other proprietary information or materials.

SECTION 4.18 Year 2000. To the Knowledge of the Company or any of the Controlling Stockholders, the software and hardware of the Company and each Company Subsidiary, when used or operated in accordance with their printed documentation and in conjunction with computer hardware and software that itself correctly processes date-related data, is free of defects in programming and operation and will continue to operate after December 31, 1999, with the same level of functionality as the software operated prior thereto, including correctly storing, processing and presenting calendar dates falling on or after December 31, 1999. To the Knowledge of the Company or any of the Controlling Stockholders, the software will be free from logic and other errors attributable to dates falling on or after December 31, 1999 and will not be responsible for any error associated with any date falling on or after December 31, 1999.

SECTION 4.19 Securities Owned. Schedule 4.19 sets forth a complete and correct list of all securities (including warrants) beneficially owned by the Company and each Company Subsidiary on the date hereof. The Company and such Company Subsidiaries have good and marketable title to all such securities, free and clear of any Lien. Such securities are valued on the books of the Company in accordance with GAAP.

SECTION 4.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of the Controlling Stockholders.

SECTION 4.21 Insurance. Schedule 4.21 sets forth a list of all policies or binders of fire, liability, workmen's compensation or other insurance held by or on behalf of the Company (specifying the insurer, the policy number or covering note number with respect to binders). Correct and complete copies of such policies or binders have been delivered or made available to THCG. The Company
(i) is not in default with respect to any material provision contained in any such policy or binder, after the expiration of all applicable grace periods, and
(ii) has not received a notice of cancellation or non-renewal of any such policy or binder. All of such insurance is in full force and effect and all premiums due and payable thereon have been paid.

SECTION 4.22 Transactions with Affiliates. Since March 11, 1999, except for agreements between the Company and any Company Subsidiary, no stockholder, officer, director or Affiliate of the Company or any Company Subsidiary has entered into any transaction with or is a party to any Contract with the Company or any Company Subsidiary. No stockholder, officer, director or Affiliate of the Company or any Company Subsidiary owns any direct or indirect interest of any kind in, or controls or is a stockholder, director, officer, employee or partner of, or consultant to, or lender or borrower from or has the right to participate in the profits of, any Person which is a competitor, client, landlord, tenant, creditor or debtor of the Company or any Company Subsidiary. All of the assets and properties owned, leased, used or useful in the business of the Company and the Company Subsidiaries are owned or leased by the Company and such

Company Subsidiaries and not by any stockholder, officer, director or Affiliate of the Company or such Company Subsidiary.

SECTION 4.23 Books and Records. All constituent documents, business licenses, minute books, stock certificate books, stock transfer ledgers and other records of the Company and each Company Subsidiary (collectively, the "Company Records") have been maintained in accordance with reasonable business practices and applicable legal requirements. The Company Records, all of which have been made available to THCG, are complete and correct in all material respects and contain all material matters required to be reflected in such Company Records. At the Closing, the Company Records will be in the possession of THCG.

SECTION 4.24 Disclosure. The representations and warranties by the Company and the Controlling Stockholders contained in this Agreement and in any Schedule or certificate furnished or to be furnished by any of them pursuant hereto do not contain or will not, as of the Closing Date, contain any untrue statement of a material fact, and do not omit or will not, as of the Closing Date, omit to state any fact required to be stated therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 4.24 or elsewhere in this Agreement or in any Schedule or certificate furnished or to be furnished as aforesaid pursuant hereto shall not be affected or deemed waived by reason of the fact that THCG or Newco or their respective representatives know or should have known that any such representation or warranty is or might be inaccurate in any respect.

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                                OF THCG AND NEWCO

                  THCG and Newco, jointly and severally, hereby represent and warrant to the Company and the Controlling Stockholders as follows:

SECTION 5.1 Organization and Qualification; Subsidiaries . Each of THCG and Newco has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of THCG and Newco is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that are not reasonably likely to have, individually or in the aggregate, a THCG Material Adverse Effect. For purposes of this Agreement, "THCG Material Adverse Effect" means any change, event or effect (i) in, on or relating to the business of THCG and its Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of THCG and its Subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions in the United States; or (ii) that may prevent or materially delay performance of this Agreement or the Transaction Documents by THCG or Newco or the consummation by any of THCG or Newco of the transactions contemplated by this Agreement and the Transaction Documents, including the issuance of THCG Common Stock pursuant to this Agreement.

SECTION 5.2       Capitalization.

      (a) The authorized capital stock of THCG consists of (i) 50,000,000 shares of THCG Common Stock, of which 11,039,108 shares are issued and outstanding as of December 20, 1999, and (ii) 5,000,000 shares of preferred stock, no par value, of which no shares are issued or outstanding. The THCG Common Stock issuable as a result of the Merger has been duly authorized and upon the Effective Time will be validly issued, fully paid and nonassessable.

      (b) The authorized capital stock of Newco consists of 100 shares of Newco Common Stock, of which 10 shares are issued and outstanding. All of the issued and outstanding shares of Newco Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the issued and outstanding shares of Newco Common Stock are owned by THCG, free and clear of any Lien.

SECTION 5.3 Authority Relative to this Agreement; Board Action. Each of THCG and Newco has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the Transaction Documents to which it is a party. The execution and delivery by each of THCG and Newco of this Agreement and the Transaction Documents to which it is a party and the consummation by each of THCG and Newco of the transactions contemplated by this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized by the Board of Directors of THCG (the "THCG Board") and the Board of Directors of Newco (the "Newco Board") and the sole stockholder of Newco, and no other corporate or other proceedings on the part of THCG or Newco are, or will be, necessary to authorize this Agreement and the Transaction Documents to which THCG or Newco is a party or to consummate the transactions contemplated by this Agreement or the Transaction Documents. Each of this Agreement and each of the Transaction Documents to which THCG or Newco is a party has been, or will be at the Closing, assuming the due authorization, execution and delivery of the same by each of the other parties hereto or thereto, duly and validly executed and delivered by THCG and Newco and constitutes, or will constitute at the Closing, a valid, legal and binding agreement of THCG and Newco, enforceable against them in accordance with their respective terms, subject to (x) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (y) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 5.4 SEC Filings. THCG has furnished to the Company and each of the Controlling Stockholders a complete copy (including exhibits) of: (i) the Annual Report on Form 10-K of Walnut Financial Services, Inc. ("Walnut") for the fiscal year ended December 31, 1998 (the "Annual Report"), (ii) Walnut's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 (the "Quarterly Reports"), (iii) Walnut's Definitive Proxy Statement on Schedule 14A, filed September 30, 1999 (the "Proxy Statement"), and
(iv) THCG's Current Report on Form 8-K, dated November 1, 1999

(collectively with the Annual Report, the Quarterly Reports, the Proxy Statement, the "SEC Reports"). The SEC Reports, at the respective time that each such document was filed with the SEC, (a) complied as to form in all material respects with the rules and regulations of the SEC under the Exchange Act, and
(b) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.5       Consents and Approvals; No Violations.

      (a) No Filings and Approvals to, of or with any Governmental Entity are, or will be, necessary for the execution and delivery by THCG or Newco of this Agreement or the Transaction Documents to which either of them is a party or the consummation by THCG or Newco of the transactions contemplated by this Agreement or the Transaction Documents to which either of them is a party, except for those required (i) under the DGCL with respect to the filing of the Certificate of Merger, (ii) under the Securities Act or the Exchange Act, and (iii) such Filings and Approvals that, if not made or obtained, are not reasonably likely to have, individually or in the aggregate, a THCG Material Adverse Effect.

      (b) No consent or approval of any third party is, or will be, necessary for the execution and delivery by THCG or Newco of this Agreement or any Transaction Documents to which either of them is a party or the consummation of the transactions contemplated by this Agreement or the Transaction Documents to which either of them is a party.

      (c) Neither the execution, delivery and performance of this Agreement or any Transaction Documents by THCG or Newco or the consummation by THCG or Newco of the transactions contemplated by this Agreement or the Transaction Documents will (i) conflict with or result in any breach of any provision of the Organizational Documents of THCG or Newco, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any Contract or other obligation to which THCG or Newco is a party or by which any of their respective properties or assets is bound, or (iii) assuming that all Filings and Approvals have been made or obtained, violate any Law or any Governmental Order applicable to THCG or Newco or any of their respective properties or assets, except in the cases of clauses (ii) or (iii) for violations, breaches or defaults which are not reasonably likely to have, individually or in the aggregate, a THCG Material Adverse Effect.

SECTION 5.6 Absence of Changes. Except as disclosed in writing to the Company or otherwise publicly disclosed by THCG, since November 1, 1999, the business of THCG and its Subsidiaries has been carried on only in the ordinary course and in a manner consistent with past practice, neither THCG nor any of its Subsidiaries has incurred any Liabilities, except in the ordinary course of business, none of which are reasonably likely to have, individually or in the aggregate, a THCG Material Adverse Effect, and there has not been any event, condition or occurrence that, individually or in the aggregate, has resulted or which is reasonably likely to result in, a THCG Material Adverse Effect.

SECTION 5.7 No Litigation. There is no Proceeding pending or, to the Knowledge of THCG, threatened against THCG, Newco or any other Subsidiary of THCG which questions the validity of this Agreement, any Transaction Document or any action to be taken by THCG or Newco in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Documents or could otherwise prevent, delay, make illegal or otherwise interfere with the consummation of such transactions.

SECTION 5.8       Ownership of Newco.

      (a) Newco is a direct, wholly-owned subsidiary of THCG. Newco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

      (b) As of the date hereof and the Effective Time, except for Liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement and the Transaction Documents and except for this Agreement and the Transaction Documents, Newco has not or will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligation or liability or engaged in any business activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person, except for liability for corporate franchise taxes and other incorporation expenses.

SECTION 5.9 Brokers. Except as disclosed in Schedule 5.9, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of THCG or any of its Affiliates.

SECTION 5.10 Disclosure. The representations and warranties by THCG and Newco contained in this Agreement and in any Schedule or certificate furnished or to be furnished by them pursuant hereto do not contain or will not, as of the Closing Date, contain any untrue statement of a material fact, and do not omit or will not, as of the Closing Date, omit to state any fact required to be stated therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.10 or elsewhere in this Agreement or in any Schedule or certificate furnished or to be furnished as aforesaid pursuant hereto shall not be affected or deemed waived by reason of the fact that the Company or its representatives or the Controlling Stockholders know or should have known that any such representation or warranty is or might be inaccurate in any respect.

                                    ARTICLE 6

                                    COVENANTS

        The parties, as applicable, hereby covenant and agree as follows:

SECTION 6.1       Conduct of Business of the Company.

      (a) From the date hereof until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, and the Controlling Stockholders shall use their commercially reasonable efforts to cause the Company to: (i) maintain its corporate existence in good standing; (ii) maintain the general character of its business; (iii) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage);
(iv) preserve its business organization intact, preserve its good will, keep available to the Company the services of its current officers and employees and preserve its present business relationships with its customers, clients and other Persons with which the Company has business relations; and (v) in all respects conduct its business only in the usual and ordinary manner consistent with past practice and perform in all material respects all Company Material Contracts or other obligations with banks, customers, clients, employees and others.

      (b) Without limiting the provisions of Section 6.1(a), from the date hereof until the Effective Time, the Company shall not, and the Company shall not permit any Company Subsidiary to, and the Controlling Stockholders shall not, except as contemplated by this Agreement, permit the Company or any Company Subsidiary to, directly or indirectly, do, or propose to do, any of the following without the prior written consent of THCG:

          (i) amend or otherwise modify its Organizational Documents;

          (ii) issue, sell, dispose of or encumber or authorize the issuance, sale, disposition or encumbrance of, or grant or issue any Option to acquire or make any agreement of the type referred to in Section 4.2 with respect to, any shares of its capital stock or any other of its securities or any security convertible into or exercisable or exchangeable for any such shares or securities, or alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

          (iii) encumber any material assets or properties of the Company or any Company Subsidiary;

          (iv)  declare,   set  aside,   make  or  pay  any  dividend  or  other
distribution to any stockholder with respect to its capital stock;

          (v) redeem, purchase or otherwise acquire any Company Securities;

          (vi) increase the compensation or other remuneration or benefits payable or to become payable to any director or executive officer of the Company or any Company Subsidiary, or increase the compensation or other remuneration or benefits payable or to become payable to any of its other employees or agents, except, with respect to such other employees or agents only, for increases in the ordinary course of business consistent with past practice;

          (vii) adopt or (except as otherwise required by Law) amend or make any unscheduled contribution to any employee benefit plan for or with employees, or enter into any collective bargaining agreement;

          (viii) terminate or modify any Company Material Contract requiring future payments to or from the Company or any Company Subsidiary, individually or in the aggregate, in excess of $10,000, except for terminations of Company Material Contracts upon their expiration during such period in accordance with their terms;

          (ix) create, incur, assume or otherwise become liable for any indebtedness in an aggregate amount in excess of $10,000 or guarantee or endorse any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the ordinary course of business in a manner consistent with past practice;

          (x) pay, discharge or satisfy any claim or Liability in an aggregate amount in excess of $10,000, except for liabilities incurred prior to the date hereof in the ordinary course of business in a manner consistent with past practice;

          (xi) sell, transfer, lease or otherwise dispose of any of its assets or properties, except in the ordinary course of business in a manner consistent with past practice and for a cash consideration equal to the fair value thereof at the time of such sale, transfer, lease or other disposition;

          (xii) cancel, compromise, release or waive any material debt, claim or right;

          (xiii) make any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business in a manner consistent with past practice, or acquire the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other business enterprise;

          (xiv) make any material capital investment or expenditure or capital improvement, addition or betterment;

          (xv) change its method of accounting or the accounting principles or practices utilized in the preparation of the Company Financial Statements, other than as required by GAAP;

          (xvi) institute or settle any Proceeding before any Governmental Entity relating to it or its assets or properties;

          (xvii) adopt a plan of dissolution or liquidation with respect to the Company or any Company Subsidiary;

          (xviii) enter into any Contract, except Contracts made in the ordinary course of business in a manner consistent with past practice;

          (xix) make any new election with respect to Taxes or any change in current elections with respect to Taxes, or settle or compromise any federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations; or

          (xx) enter into any commitment to do any of the foregoing, or any action which would make any of the representations or warranties of the Company or any of the Controlling Stockholders contained in this Agreement untrue or incorrect in any material respect (subject to the Knowledge and materiality limitations set forth therein) or cause any covenant, condition or agreement of the Company or any of the Controlling Stockholders in this Agreement not to be complied with or satisfied in any material respect.

SECTION 6.2 Employment and Non-Competition Agreements. At the Closing, each of the Controlling Stockholders and THCG shall enter into employment agreements (the "Employment Agreements") and non-competition agreements (the "Non-competition Agreements"), substantially in the forms attached hereto as Exhibits A and B, respectively.

SECTION 6.3 Registration Rights Agreement. At the Closing, each of the Controlling Stockholders and THCG shall enter into a registration rights agreement (the "Registration Rights Agreement"), substantially in the form attached hereto as Exhibit C.

SECTION 6.4 Press Releases. No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated by this Agreement and the Transaction Documents, without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law, in which case the party making such determination will allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

SECTION 6.5 Access to Information; Confidentiality. Upon reasonable written notice, the Company and THCG each shall afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during the period prior to the Effective Time, to all its and its Subsidiaries' facilities, properties, assets, books, contracts and records and, during such period, the Company and THCG each shall furnish promptly to the other all information concerning its and its Subsidiaries' business, facilities, properties, assets and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including officers, employees, accountants, counsel and other professionals) for discussion of the other's and its Subsidiaries' business, facilities, properties, assets and personnel as either the Company or THCG may reasonably request. Each party shall keep such information confidential in accordance with the terms of the Confidentiality Agreement.

SECTION 6.6 Commercially Reasonable Efforts; Further Action. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, or causing to be done, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and the Transaction Documents and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to make or obtain a Filing and Approval to, of or with, or to avoid an action or Proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes and intent of, this Agreement and the Transaction Documents.

SECTION 6.7 Notification of Certain Matters. The Company and the Controlling Stockholders shall give prompt notice to THCG, and THCG and Newco shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company or any Controlling Stockholders or THCG or Newco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Transaction Document, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract or agreement material to the businesses, properties, assets, liabilities, condition (financial or otherwise) or results of operations of it and its Subsidiaries taken as a whole to which it or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not cure such breach, non-compliance or non-satisfaction or limit or otherwise affect the remedies if any, available hereunder to the party receiving such notice.

SECTION 6.8 Tax Treatment. Each of the parties hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not (either before or after consummation of the Merger) knowingly take any actions, or fail to take any action, that might reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. THCG shall, and shall use its reasonable efforts to cause the Surviving Corporation to, report, to the extent required by the Code, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Code.

SECTION 6.9 Board Representation. At the Effective Time, the THCG Board will be increased from nine to ten directors and Larry Smith shall be appointed by the THCG Board as a Class I director to fill the resulting vacancy until the next annual meeting of the stockholders of THCG after the Merger.

SECTION 6.10      Appointment of Officers.

      (a) At the Effective Time, Larry Smith shall be appointed as the President of THCG to serve until the earlier of his death, resignation, removal or until his successor is duly elected and qualified.

      (b) At the Effective Time, Ed Tedeschi and Michael Gegenheimer shall be appointed managing directors of THCG and the co-directors of THCG's Business Creation unit, to serve until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

SECTION 6.11 Committee Appointments. At the Effective Time, Larry Smith, Ed Tedeschi and Michael Gegenheimer shall be appointed as full voting members of the Operating

Committee of THCG, to serve until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

SECTION 6.12 Satisfaction of Liabilities. At the Closing, THCG shall cause the Company to (a) pay $30,000 to each of the Controlling Stockholders in partial satisfaction of the Liability, and (b) deliver to each of the Controlling Stockholders a promissory note in the principal amount of $30,000, which note shall bear interest at a rate of 6.5% per annum and shall be payable on the first anniversary of the Closing Date in full satisfaction of the Company Liability. Any amounts owed by the Company to the Controlling Stockholders in excess of $180,000 shall be release prior to the Closing.

SECTION 6.13 Agreements with Respect to Affiliates. The Company shall deliver to THCG, prior to the Effective Time, a letter (the "Affiliate Letter") identifying all Persons who are, at the time of the action by the stockholders of the Company or immediately prior to the Effective Time, anticipated to be "Affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"). The Company shall cause each Person who is identified as an "Affiliate" in the Affiliate Letter to deliver to THCG as promptly as practicable a written agreement in the form attached hereto as Exhibit D (an "Affiliate Agreement") in connection with restrictions on Affiliates under Rule
145. THCG shall be entitled to place appropriate legends on the certificates evidencing any THCG Common Stock to be received by Affiliates of the Company, and to issue appropriate stop transfer instructions to the transfer agent for THCG Common Stock, consistent with the terms of such Affiliate Agreements.

                                    ARTICLE 7

                    CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.1 Conditions to the Obligations of the Company. The obligations of the Company and the Controlling Stockholders to consummate the Merger and the other transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

      (a) the representations and warranties of THCG and Newco set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct as of the date of this Agreement and shall be deemed repeated as of the Closing Date and shall then be true and correct, except that and the representations and warranties of THCG and Newco set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not so qualified as to materiality shall be true and correct in all material respects as of the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date;

      (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any
Governmental  Entity  which  prohibits,  restrains,  enjoins  or  restricts  the consummation of the transactions contemplated by this Agreement or the Transaction Documents or which subjects any Controlling Stockholder to substantial damages as a result of the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

      (c) THCG and Newco shall have obtained all required consents, approvals, waivers and authorizations of any Governmental Entity or Regulatory Agency which are necessary in order for them to consummate the transactions contemplated by this Agreement and the Transaction Documents;

      (d) THCG and Newco shall have obtained the consent, approval or waiver of each non-governmental Person whose consent, approval or waiver shall be required in order for them to consummate the transactions contemplated by this Agreement and the Transaction Documents;

      (e) each of the covenants and obligations of THCG and Newco to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time;

      (f) the Company and the Controlling Stockholders shall have received the opinion of Kramer Levin Naftalis & Frankel LLP, counsel to THCG and Newco, dated the Closing Date and addressed to the Company and the Controlling Stockholders, substantially in the form attached hereto as Exhibit E;

      (g) the Company and the Controlling Stockholders shall have received a certificate, in form and substance reasonably satisfactory to it, signed by the Secretary of THCG and Newco, certifying (i) that full and complete copies of the following are attached thereto: (A) resolutions or similar documents evidencing the authorization and approval by the THCG Board, the Newco Board and the sole stockholder of Newco of this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents, and
(B) the Organizational Documents of THCG and Newco; and (ii) as to the incumbency and specimen signature of each representative of THCG and Newco signing this Agreement, the Transaction Documents and any other document in connection herewith or therewith;

      (h) the Transaction Documents to which THCG or Newco is a party shall have
been  duly   executed  and   delivered  to  the  Company  and  the   Controlling
Stockholders;

      (i) the Company and the Controlling Stockholders shall have received a certificate of an executive officer of THCG and Newco, dated the Closing Date, certifying as to the matters set forth in Sections 7.2 (a) and (e) as of the Closing Date.

SECTION 7.2 Conditions to the Obligations of THCG and Newco. The obligations of THCG and Newco to consummate the Merger and the other transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

      (a) the representations and warranties of the Company and the Controlling Stockholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct as of the date of this Agreement and shall be deemed repeated as of the Closing Date and shall then be true and correct, except that the representations and warranties of the Company and the Controlling Stockholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not so qualified as to materiality shall be true and correct in all material respects as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date;

      (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any
Governmental  Entity  which  prohibits,  restrains,  enjoins  or  restricts  the consummation of the transactions contemplated by this Agreement or the Transaction Documents or which subjects THCG or the Surviving Corporation to substantial damages as a result of the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

      (c) the Company and the Controlling Stockholders shall have obtained all required consents, approvals, waivers and authorizations of any Governmental Entity or Regulatory Agency which are necessary in order for them to consummate the transactions contemplated by this Agreement and the Transaction Documents;

      (d) the Company and the Controlling Stockholders shall have obtained the consent, approval or waiver of each non-governmental Person whose consent, approval or waiver shall be required in order for the Company and the Controlling Stockholders to consummate the transactions contemplated by this Agreement and the Transaction Documents to which they are a party;

      (e) each of the covenants and obligations of the Company and the Controlling Stockholders to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time;

      (f) THCG and Newco shall have received the opinion of the Law Offices of Steven Rosenfeld, P.C., counsel to the Company, dated the Closing Date and addressed to THCG and Newco, substantially in the form attached hereto as Exhibit F;

      (g)  THCG  and  Newco  shall  have  received  a  certificate,  in form and substance reasonably satisfactory to THCG, signed by the Secretary of the Company, certifying (i) that full and complete copies of the following are attached thereto: (A) resolutions or similar documents evidencing the authorization and approval by the Company Board and the stockholders of the Company of this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents, and (B) the Organizational Documents of the Company and each Company Subsidiary; and (ii) as to the incumbency and specimen signature of each representative of the Company signing this Agreement and any Transaction Documents to which it is a party and any other document in connection herewith or therewith;

      (h) since December 20, 1999, no change or event shall have occurred which has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries taken as to whole;

      (i) the Transaction Documents to which the Company or any Controlling Stockholders is a party shall have been duly executed and delivered to THCG or the Surviving Corporation; and

      (j) THCG and Newco shall have received a certificate of each Controlling Stockholder and an executive officer of the Company, dated the Closing Date, certifying as to the matters set forth in Sections 7.2 (a), (e) and (h) as of the Closing Date.

                                    ARTICLE 8

                TERMINATION; AMENDMENT; WAIVER; FEES AND EXPENSES

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time, but prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

      (a) by mutual written consent of the parties hereto;

      (b) by either THCG or the Company, if the Effective Time shall not have occurred on or before January 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before January 31, 2000;

      (c) by either THCG or the Company, if any final order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been entered by any Governmental Entity and shall have become final and nonappealable;

      (d) by the Company or any Controlling Stockholder, if THCG or Newco has materially breached any material representation or warranty or failed to perform any material covenant or agreement contained in this Agreement, which breach has not been cured on or prior to 30 days following delivery of written notice of such breach by the non-breaching parties to the breaching party; or

      (e) by THCG or Newco, if the Company or any Controlling Stockholder has materially breached any material representation or warranty or failed to perform any material covenant or agreement contained in this Agreement, which breach has not been cured on or prior to 30 days following delivery of written notice of such breach by the non-breaching parties to the breaching party.

SECTION 8.2 Procedure for and Effect of Termination. In the event that this Agreement is terminated and the Merger is abandoned pursuant to Section 8.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto and none of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.4, the last sentence of Section 6.5, 8.4, Article 9 and Article 10 shall survive any termination of this Agreement, and no such termination shall relieve any party of the consequences of any breach of this Agreement.

SECTION 8.3       Amendment; Extension Waiver.

      (a) This Agreement may be amended by action taken by the parties hereto at any time before or after approval of the Merger by the stockholders of the Company and Newco but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

      (b) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

SECTION 8.4 Fees and Expenses. The Company, THCG and Newco shall each bear its respective fees, costs and expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. At the Closing, THCG shall reimburse the Controlling Stockholders $50,000 in the aggregate for their out-of-pocket accounting, legal and other expenses in connection with the preparation, negotiation, execution and consummation of this Agreement and the transactions contemplated thereby.

                                    ARTICLE 9

                                 INDEMNIFICATION

SECTION 9.1       Survival of Representations and Warranties.

      (a) The representations and warranties of the Company and the Controlling Stockholders made herein or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and continue in effect until the second anniversary of the Closing Date unless specifically provided otherwise herein, and no claim thereon may be first asserted after such time; provided, however, that a claim asserted within such time may continue beyond any such time limit and provided, further, that no such time limit shall apply to bar any claim based on a misrepresentation or breach of warranty with respect to Sections 3.2, 3.4, 4.2, 4.3, 4.20 or 4.22 or based on the Company's or any Controlling Stockholder's fraud or intentional misrepresentation.

      (b) The representations and warranties of THCG and Newco contained in this Agreement shall survive the Closing and continue in effect until the second anniversary of the Closing Date unless specifically provided otherwise herein, and no claim thereon may be first asserted after such time; provided, however, that a claim asserted within such time may continue beyond such time limit; and provided, further, that no such time limit shall apply to bar any claim based on a misrepresentation or breach of a warranty with respect to Section 5.3 or 5.9 or based on THCG's or Newco's fraud or intentional misrepresentation.

SECTION 9.2 Indemnification by the Company and the Controlling Stockholders. Subject to the limitations, conditions and terms of this Article 9, the Company and the Controlling Stockholders hereby agree, jointly and severally, to defend, indemnify and hold harmless THCG, Newco, the Surviving Corporation and their respective Representatives from and against any Loss occasioned or caused by, resulting from or arising out of:

      (a) any failure by the Company or any Controlling Stockholder to perform any of their respective covenants or obligations as set forth in this Agreement, the Transaction Documents or in any certificate or Schedule delivered to THCG, Newco or their respective Representatives in connection therewith or pursuant thereto;

      (b) any inaccuracy in or breach of any representation or warranty of the Company or any Controlling Stockholder contained in this Agreement, the Transaction Documents or in any certificate or Schedule delivered to THCG, Newco or their respective Representatives in connection therewith or pursuant thereto; and

      (c) any and all Proceedings or liabilities of whatever nature arising out of any of the foregoing.

         The Controlling Stockholders agree, jointly and severally, upon demand by THCG, to pay THCG or the Surviving Corporation, as the case may be, the amount that would put THCG or the Surviving Corporation in the position it would have been in had such covenant or obligation been performed or such representation or warranty had not been breached. Since following the Closing the Company will be owned by THCG, the parties to this Agreement agree that the Controlling Stockholders will have no right of reimbursement or contribution against the Company with respect to any right of recovery pursuant to this
Section 9.2.

SECTION 9.3 Indemnification by THCG or Newco. Subject to the limitations, conditions and terms of this Article 9, THCG and Newco hereby agree, jointly and severally, to defend, indemnify and hold harmless the Company, the Controlling Stockholders and their respective Representatives from and against any Loss occasioned or caused by, resulting from or arising out of:

      (a) any failure by THCG or Newco to perform any of their respective covenants or obligations as set forth in this Agreement, the Transaction Documents or in any certificate or Schedule delivered to the Company, the Controlling Stockholders or their respective Representatives in connection therewith or pursuant thereto;

      (b) any inaccuracy in or breach of any representation or warranty of THCG or Newco contained in this Agreement, the Transaction Documents or in any certificate or Schedule delivered to the Company, the Controlling Stockholders or their respective Representatives in connection therewith or pursuant thereto;

      (c) any and all Proceedings or liabilities of whatever nature arising out of any of the foregoing.

SECTION 9.4       Procedure for Indemnification.

      (a) The party entitled to indemnification (the "Indemnified Party") shall promptly notify the party obligated to provide indemnification (the "Indemnifying Party") of any claim for which indemnification is sought pursuant to this Article 9 ("Indemnified Claim") in writing and in reasonable detail and accompanied by reasonable supporting documentation and within any applicable time limits specified in this Agreement; provided, however, that the failure of an Indemnified Party to give such notice shall not affect such Indemnified Party's rights to indemnification under this Article 9, except and only to the extent that the Indemnifying Party actually incurred an incremental out of pocket expense (in which case recovery shall be reduced by such expense) or was materially prejudiced by such failure.

      (b) The Indemnifying Party will be entitled to participate in the prosecution or defense of an Indemnified Claim and, at its option, jointly with any other Indemnifying Party which so elects, elect to assume control of such Indemnified Claim, including the filing and prosecution, or defense, of any action in connection with such Indemnified Claim; provided, however, that the Indemnifying Party shall have acknowledged in writing its obligation to indemnify in respect of such Indemnified Claim. Subsequent to such assumption of control, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with such Indemnified Claim; and (ii) the Indemnifying Party shall control such Indemnified Claim; provided, however that (i) the Indemnified Party shall have the right to participate in the prosecution or defense of such Indemnified Claim, and to be represented, solely at its expense, by counsel selected by it; and (ii) the Indemnifying Party shall not settle any such Indemnified Claim without the consent of the Indemnified Party if any relief, other than the payment of money damages, would be granted by such settlement or if such settlement does not include the unconditional release of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall have no right to so assume control of and defend such Indemnified Claim if such claim involves or could result in a criminal action, seeks injunctive or other equitable relief or otherwise could result in a THCG Material Adverse Effect.

      (c) The Indemnified Party will, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party in the investigation, preparation, prosecution or defense of an Indemnified Claim and shall furnish any documents and endeavor to make available any employees under its control.

      (d) The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Indemnified Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; provided, however, that if the defense of any proceeding in respect of an Indemnified Claim has been assumed by an Indemnifying Party, the Indemnified Party shall consent to any settlement, compromise or discharge of such Indemnified Claim which the Indemnifying Party may recommend, so long as such settlement, compromise or discharge by its terms obligates the Indemnifying Party to pay all of the Losses of such Indemnified Party arising from such Indemnified Claim, releases such Indemnified Party from any and all liabilities and obligations it may have in connection with such Indemnified Claim, and does not otherwise adversely affect such Indemnified Party.

      (e) For purposes of this Agreement, "Losses" shall mean any and all losses, settlements, claims, damages and liabilities, joint or several, and costs and expenses (including attorney fees and disbursements and other costs of litigation, arbitration and settlement) suffered or incurred by an Indemnified Party in respect of an Indemnified Claim. Losses shall include (i) punitive damages awarded to a third party and (ii) consequential damages (but only if the Closing has occurred).

SECTION 9.5       Limitation on Remedies.

      (a) The remedies provided in this Article 9, subject to the limitations set forth in this Agreement, shall be the exclusive remedies available to a party to this Agreement for any breach or violation of this Agreement by the other party hereto, except for any remedies available to such party as a result of fraud or willful breach.

      (b) No Indemnified Party shall seek or be entitled to, or accept payment of any award or judgment for, punitive damages from an Indemnifying Party, except for fraud or willful breach.

                                   ARTICLE 10

                                  MISCELLANEOUS

SECTION 10.1 Entire Agreement; Assignment. This Agreement, together with the Transaction Documents, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings (other than the Confidentiality Agreement), both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

SECTION 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

                  if to the Company:    Mercury Coast Inc.
                                        105 Madison Avenue
                                        14th Floor
                                        New York, New York 10016
                                        Attention:    Michael Gegenheimer
                                        Facsimile:    (212) 727-0660

                  with a copy to:       Law Office of Steven E. Rosenfeld, P.C.
                                        369 Lexington Avenue
                                        New York, New York 10017
                                        Attention: Steven E. Rosenfeld, Esq.
                                        Facsimile: (212) 867-1914

                  if to THCG:
                  or Newco to:          THCG, Inc.
                                        650 Madison Avenue
                                        21st Floor
                                        New York, New York  10022
                                        Attention:    Joseph D. Mark
                                        Facsimile:    (212) 223-0161

                  with a copy to:       Kramer Levin Naftalis & Frankel LLP
                                        919 Third Avenue
                                        New York, New York 10022
                                        Attention: Peter S. Kolevzon, Esq.
                                        Facsimile: (212) 715-8000


or to such other address, facsimile number or Person's attention as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

SECTION 10.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

SECTION 10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 10.6 Interpretation.. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Article, Schedule or Exhibit, such reference shall be to a Section or Article of or Schedule or Exhibit to this Agreement unless otherwise indicated. Where the reference "hereof," "hereby" or "herein" appears in this Agreement, such reference shall be deemed to be a reference to this Agreement as a whole. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Words denoting the singular include the plural, and vice versa, and references to it or its or words denoting any gender shall include all genders.

SECTION 10.7 Governing Law and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SECTION 10.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.9 Certain DefinitionsFor the purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 10.9:

(1) "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person;

(2) "Company Subsidiary" means Mercury Coast, LLC.

(3) "Confidentiality Agreement" means the Confidentiality Agreement, dated December 13, 1999, by and between THCG and the Company.

(4) "Contract" means any agreement, contract, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied), other than those that have been terminated.

(5) "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor law.

(6) "GAAP" means United States generally accepted accounting principles, consistently applied.

(7) "Governmental Entity" means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency (including the NASD), governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body, in each case whether domestic or foreign.

(8) "Governmental Order" means any order, writ, rule, judgment, injunction, decree, stipulation, determination, decision, consent, agreement or award entered into by or with any Governmental Entity.

(9) "Knowledge" means (i) with respect to the Company, the actual knowledge of any executive officer of the Company after conducting a reasonable investigation and (ii) with respect to THCG, the actual knowledge of any executive officer of THCG.

(10) "Law" means all applicable provisions of all constitutions, treaties, statutes, laws (including, but not limited to, common law), rules, regulations, ordinances codes or orders of any Governmental Entity."

(11) "Liabilities" means any liability or obligation of any nature, whether accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted.

(12) "Liens" means any mortgage, lien, debt, pledge, security interest, encumbrance, assessment, restriction, charge or other adverse claim or interest of every nature.

(13) "Options" means any right, option, warrant or agreement to purchase or subscribe for any securities of another Person.

(14) "Organizational Documents" means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any charter, trust certificate or document or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any and all amendments to any of the foregoing.

(15) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body or Governmental Entity.

(16) "Regulatory Agency" means any regulatory, self-regulatory and trade agencies, boards, commission, organizations, departments and entities.

(17) "Representatives" of any Person means its Affiliates, officers, directors, employees, representatives, agents or professional advisors.

(18) "SEC" means the Securities and Exchange Commission.

(19) "Securities Act" means the Securities Act of 1933, as amended, or any successor law.

(20) "Subsidiary" or "Subsidiaries" of any Person means any corporation, partnership, limited liability company or other legal entity of which such Person, either directly or indirectly through one or more any other Subsidiaries, owns more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity.

(21) "Transaction Documents" means the Employment Agreements, the Non-competition Agreements, the Registration Rights Agreement, the Affiliate Letter, the Affiliate Agreement and the other agreements, documents or instruments executed and delivered by a party hereto as contemplated under this Agreement.

(b) Other terms set forth below are defined in the Section of this Agreement set forth opposite such term:

Term                                                                    Section
----                                                                    -------

Affiliate Agreement.........................................................6.13
Affiliate Letter............................................................6.13
Agreement...............................................................Recitals
Annual Report................................................................5.4
Certificate of Merger........................................................1.3
Certificates..............................................................2.2(a)
Closing......................................................................1.2
Closing Date.................................................................1.2
Code....................................................................Recitals
Company.................................................................Recitals
Company Board.............................................................4.3(a)
Company Common Stock....................................................Recitals
Commonly Controlled Company Entities........................................4.11
Company Financial Statements.................................................4.5
Company Liability.........................................................4.7(a)
Company Material Contracts...............................................4.14(a)
Company Records.............................................................4.23
Company Securities........................................................4.1(a)
Controlling Stockholders................................................Recitals
DGCL....................................................................Recitals
Effective Time...............................................................1.3
Employment Agreements........................................................6.2
Environmental Laws..........................................................4.12

ERISA.......................................................................4.11
Filings and Approvals........................................................4.4
Indemnified Claim.........................................................9.4(a)
Indemnified Party.........................................................9.4(a)
Indemnifying Party........................................................9.4(a)
Intellectual Property.......................................................4.17
Losses....................................................................9.4(e)
Merger..................................................................Recitals
Newco...................................................................Recitals
Newco Board..................................................................5.3
Newco Common Stock........................................................2.1(a)
Non-competition Agreements ..................................................6.2
Permits......................................................................4.9
Proceeding...................................................................4.8
Proxy Statement..............................................................5.4
Quarterly Report.............................................................5.4
Registration Rights Agreement ...............................................6.3
Rule 145....................................................................6.15
SEC Reports..................................................................5.4
Surviving Corporation........................................................1.1
Tax Returns..............................................................4.13(b)
Taxes....................................................................4.13(b)
THCG....................................................................Recitals
THCG Board...................................................................5.3
THCG Common Stock.........................................................2.1(b)
THCG Material Adverse Effect.................................................5.4
Walnut.......................................................................5.4

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                   THCG, INC.



                                    By:__________________________________
                                    Name:
                                     Title:



                                    COAST ACQUISITION CORP.



                                    By:_________________________________
                                    Name:
                                     Title:



                                    MERCURY COAST INC.


                                    By:_________________________________
                                    Name:
                                     Title:



                                    CONTROLLING STOCKHOLDERS:



                                    -------------------------------------
                                   Larry Smith



                                    -------------------------------------
                                   Ed Tedeschi



                                    -------------------------------------
                                    Michael Gegenheimer